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[CAMREX CORPORATION LOGO]
                                                                     EXHIBIT 99A

CAMBREX CORPORATION                                                NEWS RELEASE

One Meadowlands Plaza
East Rutherford, NJ 07073
Tel: (201) 804-3000   Fax: (201) 804-9852         Release Date: June 4, 2001

                                                  Contact: Anne-Marie Hess
                                                           Director, Investor
                                                           Relations & Corporate
                                                           Communications
                                                           201-804-3062


                          CAMBREX CORPORATION COMPLETES
                               ACQUISITION OF THE
                          BIOPHARMACEUTICAL PRODUCTION
                        BUSINESS OF BIO SCIENCE CONTRACT
                                PRODUCTION, CORP.

         East Rutherford, NJ - June 4, 2001 - Cambrex Corporation (NYSE:CBM) announced today the completion of its acquisition of the Bio Science Contract Production Corp. biopharmaceutical manufacturing business in Baltimore, Maryland. The business involves the cGMP manufacture of purified bulk biologics and pharmaceutical ingredients. Cambrex Bio Science Inc., a Cambrex subsidiary will operate the business.

         The completion of this asset purchase provides Cambrex with a state-of-the-art biopharmaceutical manufacturing facility containing four bioprocessing and purification suites for a variety of therapeutic and diagnostic biopharmaceutical products including recombinant proteins, enzymes, plasmid DNA, monoclonal antibodies, and vaccines for clinical and commercial requirements. The Company is in the process of expanding capacity for microbial and mammalian cell production of additional biotherapeutics. The facility has been successfully inspected by the U.S. FDA and EMEA (European Agency for the Evaluation of Medicinal Products).


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         The business currently has projects with approximately 10 customers, primarily under long-term contracts, and a strong pipeline of new projects. Year 2001 sales revenue targets are $35 million reflecting an approximate increase of 75% over the prior year. For 2002-2005, annual sales growth is targeted in the 20-30% range. The business is expected to be accretive to earnings, including amortization of goodwill, in 2001.

         James A. Mack, Cambrex President and Chief Executive Officer said "the business is an excellent addition to the Company's offerings of products and services to the life sciences industry. This acquisition further implements, not only our biotechnology growth strategy, but Cambrex's overall strategy to be a broad range pharmaceutical partner, supplying intermediates and active ingredients and providing services to speed therapeutics to market. With the many biotherapeutics already in clinical trials, we are excited about the growth opportunities in the biopharmaceutical market, as well as the complement of the Bio Science business to our expertise in cell culture and media optimization." Mr. Mack further stated, "I am very pleased that we have been able to retain all key employees of the business. With the addition of Jacques Rubin, founder & CEO of Bio Science and his talented group of employees to the Cambrex Team, we are gaining valuable resources and expertise."

         Various statements made within this press release may constitute "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company's expectations.

         Cambrex Corporation provides products and services to the life sciences industry.

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